Exhibit 8

                                 August 13, 1998

THE 1855 BANCORP
791 Purchase Street
New Bedford, Massachusetts 02740-2101

Ladies and Gentlemen:

     Reference is made to the information set forth under the heading "The Conversion and the Merger -- Tax Aspects of the Conversion and the Merger -- The Conversion" contained in the Prospectus, which is included in the Registration Statement on Form S-1 (the "Registration Statement"), filed by The 1855 Bancorp ("1855 Bancorp") with the Securities and Exchange Commission (the "SEC") in connection with the conversion of 1855 Bancorp from mutual to stock ownership pursuant to The 1855 Bancorp's Plan of Conversion. Subject to the representations, assumptions and other conditions described or referenced therein, the description of anticipated material federal income tax consequences of the Conversion contained under the heading accurately and fairly sets forth our opinion.

     Our opinion is based upon the provisions of the Internal Revenue Code of 1986, as amended, Treasury Department proposed temporary and final regulations, judicial decisions, and rulings and administrative interpretations of the Internal Revenue Service ("IRS"), as each of the foregoing exists on the date hereof. Our opinion is not binding on the IRS or a court of law, and no assurance can be given that legislative or administrative action or judicial decisions that differ from our opinion will not be forthcoming. Any such differences could be retroactive to transactions or business operations prior to such action or decisions. We can give no assurance that, after such change, our opinion would not be different. We undertake no responsibility to update or supplement our opinion following the effective date of the Registration Statement.

     We hereby consent to the filing with the SEC of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading "The Conversion and the Merger -- Tax Aspects of the Conversion and the Merger -- The Conversion" contained therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended.

                                       Very truly yours,

                                       FOLEY, HOAG & ELIOT LLP


                                       By: /s/ Richard Schaul-Yoder
                                           ------------------------------
                                           A Partner